Exhibit 99.1
August 7, 2018
JELD-WEN Announces Second Quarter 2018 Results and Updates 2018 Outlook
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and six months ended June 30, 2018 and updated its 2018 outlook.

Second Quarter Summary:

•	Net revenues for the second quarter increased 23.6%, driven primarily by a 19% increase from acquisitions and 3% from core growth

•	Net income for the second quarter was $35.5 million, a decrease of $11.3 million

•	Diluted earnings per share ("EPS") for the second quarter was $0.33, a decrease of $0.10 and adjusted EPS amounted to $0.45, a decrease of $0.06

•	Adjusted EBITDA for the second quarter was $135.0 million, an increase of $9.6 million

•	Cash used for share repurchases in the second quarter totaled $47.0 million for 1,643,917 shares

•	Updated outlook for full year 2018 includes net revenue growth of 16% to 18% and adjusted EBITDA of $500 million to $520 million

“In the second quarter JELD-WEN grew revenues by 23.6% through contributions from recent acquisitions and core growth, while our operating results were challenged by a difficult inflationary environment. As we move into the second half of 2018, we will gain momentum as we execute on our near-term priorities such as improving service levels for our customers, driving cost out of our business, and remaining disciplined with both pricing and share,” said Gary S. Michel, president and chief executive officer.  “Based on my initial assessment of JELD-WEN since assuming the CEO role in June, I am confident that we have the right strategy, operating model, and talent already in place. I see substantial opportunities in all three segments for core growth, margin improvement, and bolt-on M&A as we create shareholder value and continue to make progress towards achieving our long-term financial and strategic targets."

Second Quarter 2018 Results
Net revenues for the three months ended June 30, 2018 increased $223.7 million, or 23.6%, to $1.172 billion, compared to $948.8 million for the same period last year. The increase in net revenues was driven by a 19% contribution from recent acquisitions, 3% from core revenue growth, and 2% from the favorable impact of foreign exchange. Core revenue growth, which excludes the impact of foreign exchange and acquisitions completed in the last twelve months, increased 2% from favorable pricing and 1% from improved in volume/mix.
Net income was $35.5 million, compared to net income of $46.8 million in the same quarter last year, a decrease of $11.3 million. The decrease in net income was primarily due to an increase in SG&A as well as a higher tax rate compared to the same quarter last year. Adjusted net income for the second quarter was $48.5 million, compared to $55.3 million in the same quarter last year, a decrease of $6.8 million.
EPS for the second quarter was $0.33 compared to $0.43 for the same quarter last year, a decrease of $0.10. Adjusted EPS was $0.45 compared to $0.51 for the same quarter last year, a decrease of $0.06.
Adjusted EBITDA increased $9.6 million, or 7.7%, to $135.0 million, compared to $125.3 million in the same quarter last year. Adjusted EBITDA margins decreased 170 basis points in the quarter to 11.5%, from 13.2% in the same quarter a year ago. The decrease in adjusted EBITDA margins was primarily due to a decrease in core margins of approximately 120 basis points as well as the impact of recent acquisitions. Core adjusted EBITDA margins were unfavorably impacted by inflation in materials and freight costs as well as operational investments to support core growth.
On a segment basis for the second quarter of 2018, compared to the same period last year:

•
North America - Net revenues increased $121.5 million, or 22.0%, to $673.2 million, due to a 19% contribution from recent acquisitions and 3% core revenue growth. Mid-single digit core revenue growth in the doors business was offset by lower volumes in the windows and Canada businesses. Adjusted EBITDA decreased $0.2 million, or 0.2%, to $79.6 million. Adjusted EBITDA margin declined by 270 basis points to 11.8%, primarily due to a decrease in core adjusted EBITDA margins of 180 basis points as well as the impact of recent acquisitions. Core margins declined primarily due to inflation in materials and freight costs as well as operational investments to support core growth.

•
Europe - Net revenues increased $59.8 million, or 23.1%, to $318.7 million, due to a 15% contribution from recent acquisitions, 6% from the favorable impact of foreign exchange, and core growth of 2%. Adjusted EBITDA increased $0.9 million, or 2.3%, to $37.9 million. Adjusted EBITDA margins declined 240 basis points to 11.9%, primarily due to a decrease in core adjusted EBITDA margins of 160 basis points and the impact of recent acquisitions. Core margins declined primarily due to inflation in materials and freight costs.

•
Australasia - Net revenues increased $42.4 million, or 30.7%, to $180.6 million, primarily due to the contribution from recent acquisitions of 27%, core growth of 3%, and 1% from the favorable impact of foreign exchange. Adjusted EBITDA increased $6.9 million, or 39.6%, to $24.2 million. Adjusted EBITDA margin expanded by 90 basis points to 13.4%, primarily due to an increase in core adjusted EBITDA margins of 140 basis points, partially offset by the impact of recent acquisitions.

Year-to-Date 2018 Results
Net revenues for the six months ended June 30, 2018 increased $322.0 million, or 17.9%, to $2.119 billion, compared to $1.797 billion for the same period last year. The increase was primarily driven by a 13% contribution from recent acquisitions, 3% from the favorable impact of foreign exchange, and core growth of 1%. Net income increased $22.5 million, or 42.3%, to $75.7 million, compared to $53.2 million in the same period last year. The increase in net income was primarily due to a non-cash gain and related tax benefits on the revaluation of a minority investment as well as reduced interest expense. Adjusted EBITDA increased $16.5 million, or 8.0%, to $222.8 million, compared to $206.3 million in the same period last year. Adjusted EBITDA margins decreased 100 basis points to 10.5%, from 11.5% in the same period a year ago. The decrease in adjusted EBITDA margins was primarily due to the impact of recent acquisitions and a decrease in core adjusted EBITDA margins of approximately 50 basis points.

Cash Flow and Balance Sheet
Cash flows used in operations increased $74.7 million in the first six months of 2018 to a use of $8.3 million, from $66.4 million of cash provided in the same period last year. Free cash flow decreased $111.8 million in the first six months of 2018 to a use of $65.3 million, from $46.6 million of cash provided in the same period last year. The decrease in free cash flow was due to seasonality in working capital usage, planned increases in seasonal inventory in certain product lines, and increased capital expenditures.
During the second quarter of 2018, the company repurchased 1,643,917 shares of its common stock for a total $47.0 million, representing an average price per share of $28.58. At the end of the quarter, $203.0 million was available for additional repurchases under the current authorization.
Cash and cash equivalents as of June 30, 2018 were $137.6 million, compared to $220.2 million as of December 31, 2017. Total debt as of June 30, 2018 was $1.542 billion, compared to $1.274 billion as of December 31, 2017.

Outlook for 2018
The company’s outlook for adjusted EBITDA for the third quarter of 2018 is $143 million to $153 million, compared to $128.2 million for the third quarter of 2017. The third quarter outlook assumes growth from the contribution of recent acquisitions and accelerating margin improvement in the core business.
For full year 2018 compared to full year 2017, the company now expects net revenue growth of 16% to 18%, compared to the previous outlook of 17% to 19%. The assumption for core revenue growth remains unchanged at approximately 3%. The decrease in the revenue growth outlook is due to the unfavorable impact of updated assumptions for foreign exchange rates.
The company's outlook for full year 2018 adjusted EBITDA is now $500 million to $520 million, compared to the previous outlook of $505 million to $535 million and 2017 adjusted EBITDA of $437.6 million. The decrease in the outlook for adjusted EBITDA is due to the unfavorable impact of updated assumptions for foreign exchange rates as well as the expected unfavorable impact of recently announced tariffs. The midpoint of the updated outlook assumes core adjusted EBITDA margin improvement of approximately 70 basis points. This improvement in core adjusted EBITDA margins is expected to be offset by the impact of recent acquisitions and the impact of foreign exchange.

Full year 2018 capital expenditures are expected to be in the range of $100 million to $120 million, compared to 2017 capital expenditures of $63.0 million.
Free cash flow for full year 2018 is expected to exceed adjusted net income.

Conference Call Information
JELD-WEN management will host a conference call today, August 7, 2018, at 8 a.m. EDT, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13681036. The replay will be available until 11:59 p.m. EDT on August 22, 2018.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
John Linker
SVP, Corporate Development and Investor Relations
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, our outlook for the third quarter and full year 2018, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for the third quarter and full year 2018 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
The statement of operations for the three and six months ended July 1, 2017 has been revised to reflect the correction of certain errors and other accumulated misstatements as described in our Form 10-K - Note 36 - Revision of Prior Period Financial Statements. The errors did not impact the subtotals for cash flows from operating activities, investing activities or financing activities for any of the periods affected. In addition, as a result of our retrospective application of ASU 2017-07, we reclassified certain amounts in our statement of operations for the three months ended July 1, 2017. To conform with current period presentation of revenues, we reclassified certain amounts in our statement of operations for the three and six months ended July 1, 2017. The reclassifications were not material to our previously issued financial statements. The cumulative impact of the adjustments for the three months ended July 1, 2017 was an increase in revenues of $0.1 million, increase in cost of sales of $4.4 million, a decrease in selling, general and administrative expense of $7.6 million, and an increase in other expense of $3.1 million. The cumulative impact of the adjustments for the six months ended July 1, 2017 was an increase in revenues of $0.2 million, increase in cost of sales of $8.8 million, a decrease in selling, general and administrative expense of $15.0 million, and an increase in other expense of $6.2 million. The corrections had no impact on net income or adjusted EBITDA. Please refer to our Form 10-Q for the three and six month period ended June 30, 2018 for additional details.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), eliminating the impact of the following items: loss from discontinued operations, net of tax; (gain) loss on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; non-recurring, extraordinary items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	June 30, 2018	July 1, 2017	% Variance
Net revenues	$1,172.5	$948.8	23.6%
Cost of sales	923.7	717.5	28.7%
Gross margin	248.8	231.3	7.6%
Selling, general and administrative	175.2	143.9	21.7%
Impairment and restructuring charges	2.5	0.6	353.6%
Operating income	71.1	86.8	(18.1)%
Interest expense, net	17.8	17.5	1.6%
Other (income) expense	(5.4)	5.9	(191.6)%
Income before taxes, equity earnings and discontinued operations	58.6	63.4	(7.5)%
Income tax expense	23.2	17.7	31.0%
Income from continuing operations, net of tax	35.5	45.7	(22.4)%
Equity earnings of non-consolidated entities	—	1.1	(100.0)%
Net income	$35.5	$46.8	(24.2)%
Other financial data:
Adjusted EBITDA(1)	$135.0	$125.3	7.7%
Adjusted EBITDA Margin(1)	11.5%	13.2%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Six Months Ended
	June 30, 2018	July 1, 2017	% Variance
Net revenues	$2,118.7	$1,796.6	17.9%
Cost of sales	1,664.0	1,383.7	20.3%
Gross margin	454.7	413.0	10.1%
Selling, general and administrative	339.9	283.6	19.9%
Impairment and restructuring charges	5.5	1.8	212.5%
Operating income	109.3	127.6	(14.4)%
Interest expense, net	33.5	44.4	(24.6)%
Gain on previously held shares of an equity investment	(20.8)	—	100.0%
Other expense	2.4	11.6	NM
Income before taxes, equity earnings and discontinued operations	94.1	71.6	31.5%
Income tax expense	19.2	20.0	NM
Income from continuing operations, net of tax	75.0	51.7	45.2%
Equity earnings of non-consolidated entities	0.7	1.6	(52.5)%
Net income	$75.7	$53.2	42.3%
Other financial data:
Adjusted EBITDA(1)	$222.8	$206.3	8.0%
Adjusted EBITDA Margin(1)	10.5%	11.5%

(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	June 30, 2018	December 31, 2017
Consolidated balance sheet data:
Cash, cash equivalents	$137.6	$220.2
Accounts receivable, net	598.2	453.3
Inventories	532.7	405.4
Total current assets	1,322.6	1,145.2
Total assets	3,166.8	2,862.9
Accounts payable	296.7	259.9
Total current liabilities	650.6	577.5
Total debt	1,542.1	1,273.7
Total shareholders’ equity	790.8	792.0

	Six Months Ended
Statement of cash flows data:	June 30, 2018	July 1, 2017
Net cash flow (used in) provided by:
Operating activities	$(8.3)	$66.4
Investing activities	(223.5)	(38.8)
Financing activities	116.2	90.6

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net income	$35.5	$46.8	$75.7	$53.2
Equity earnings of non-consolidated entities	—	(1.1)	(0.7)	(1.6)
Income tax expense	23.2	17.7	19.2	20.0
Depreciation and amortization	30.6	26.0	59.0	53.1
Interest expense, net(1)	17.8	17.5	33.5	44.4
Impairment and restructuring charges	2.5	0.6	5.5	1.8
Gain on previously held shares of an equity investment	—	—	(20.8)	—
Loss (gain) on sale of property and equipment	0.1	—	—	(0.1)
Stock-based compensation expense	6.3	5.3	8.2	10.8
Non-cash foreign exchange transaction/translation (income) loss	(5.8)	2.8	(1.9)	7.1
Other non-cash items (2)	12.2	—	12.2	—
Other items(3)	12.5	9.8	32.8	17.3
Costs relating to debt restructuring and refinancing	0.1	—	0.1	0.3
Adjusted EBITDA(4)	$135.0	$125.3	$222.8	$206.3

(1)	For the six months ended July 1, 2017, interest expense includes the write-off of $6.1 of original issue discount and deferred financing fees related to the repayment of debt.

(2)	Other non-cash items include charges of $12.2 for inventory adjustments related to the ABS acquisition inventory fair valuation in the three and six months ended June 30, 2018.

(3)
Other items not core to business activity include: (i) in the three months ended June 30, 2018, (1) $10.7 in legal costs, and (2) $1.6 in acquisition costs; (ii) in the three months ended July 1, 2017, (1) $7.8 in legal costs, (2) $1.0 in secondary offering costs, and (3) $0.7 in legal entity consolidation costs; (iii) in the six months ended June 30, 2018 (1) $24.3 in legal costs, (2) $4.2 in acquisition costs, and (3) $2.4 in costs related to the exit of the former CEO ; and (iv) in the six months ended July 1, 2017 (1) $15.8 in legal costs, (2) $1.0 in secondary offering costs, (3) $0.8 in legal entity consolidation costs, (4) $0.6 in facility shut down costs, (5) $0.3 in IPO costs, partially offset by (6) $(2.2) gain on settlement of contract escrow.

(4)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net income attributable to common shareholders	$35.5	$46.8	$75.8	$42.7
Legal and professional fees	7.1	6.2	16.1	10.5
Non-cash foreign exchange transactions/translation (income) loss	(3.9)	1.9	(1.3)	5.0
Impairment and restructuring charges	1.7	0.4	3.6	1.2
Write-off of OID and debt issuance costs	—	—	—	4.3
Gain on previously held shares of an equity investment	—	—	(13.8)	—
Inventory valuation adjustments related to acquisitions	8.1	—	8.1	—
Deferred tax liability write-off associated with equity investment	—	—	(7.1)	—
Adjusted net income	$48.5	$55.3	$81.5	$63.7

Diluted net income per share	$0.33	$0.43	$0.70	$0.46
Legal and professional fees	0.07	0.06	0.15	0.11
Non-cash foreign exchange transactions/translation (income) loss	(0.04)	0.02	(0.01)	0.05
Impairment and restructuring charges	0.02	—	0.03	0.01
Write-off of OID and debt issuance costs	—	—	—	0.05
Gain on previously held shares of an equity investment	—	—	(0.13)	—
Inventory valuation adjustments related to acquisitions	0.07	—	0.07	—
Deferred tax liability write-off associated with equity investment	—	—	(0.06)	—
Adjusted net income per share	$0.45	$0.51	$0.75	$0.68

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares	107,653,009	109,086,129	108,264,549	93,733,650
NOTE: Where applicable, adjustments to net income and net income per share are tax-effected at 33.64% and for the three and six months ended June 30, 2018 and 29.76% for the three and six months July 1, 2017.

	Six Months Ended
	June 30, 2018	July 1, 2017
Net cash (used in) provided by operating activities	$(8.3)	$66.4
Less capital expenditures	57.0	19.8
Free cash flow	$(65.3)	$46.6

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	June 30, 2018	July 1, 2017
Net revenues from external customers			% Variance
North America	$673.2	$551.7	22.0%
Europe	318.7	258.9	23.1%
Australasia	180.6	138.2	30.7%
Total Consolidated	$1,172.5	$948.8	23.6%
Adjusted EBITDA(1)
North America	$79.6	$79.8	(0.2)%
Europe	37.9	37.1	2.3%
Australasia	24.2	17.3	39.6%
Corporate and unallocated costs	(6.8)	(8.9)	(23.5)%
Total Consolidated	$135.0	$125.3	7.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Six Months Ended
	June 30, 2018	July 1, 2017
Net revenues from external customers			% Variance
North America	$1,171.2	$1,035.9	13.1%
Europe	620.4	501.2	23.8%
Australasia	327.1	259.5	26.0%
Total Consolidated	$2,118.7	$1,796.6	17.9%
Adjusted EBITDA(1)
North America	$126.7	$130.0	(2.6)%
Europe	71.7	64.3	11.6%
Australasia	40.9	30.6	33.9%
Corporate and unallocated costs	(16.6)	(18.6)	(10.8)%
Total Consolidated	$222.8	$206.3	8.0%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.